EXHIBIT 11



                           IRON MOUNTAIN INCORPORATED
                 STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
                  (Amounts in Thousands except Per Share Data)

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


                                                                                      Three Months Ended
                                                                                          March 31,
                                                                             -------------------------------------
                                                                                   1996               1997
                                                                             ------------------ ------------------

      Net income (loss) applicable to common stockholders                        $        6         $     (516)
                                                                                ============       =============


      Weighted average shares:

         Common Stock                                                                 6,348              9,665
         Common Stock - Nonvoting                                                       330                472
         Class A Common Stock                                                            15                 --
         Series A1 Preferred Stock                                                       44                 --
         Series A2 Preferred Stock                                                      659                 --
         Series A3 Preferred Stock                                                      293                 --
         Series C Preferred Stock                                                     1,638                 --
                                                                                ------------       ------------

      Weighted average shares outstanding                                             9,327             10,137

      Dilutive effect of stock options considered common stock
        equivalents computed under the treasury stock method using
        the average price                                                                --                 --
                                                                                ------------       -------------
      Weighted average common and common equivalent shares outstanding                9,327             10,137
                                                                                ============       =============
      Net income (loss) per common and common equivalent share                   $     0.00         $    (0.05)
                                                                                ============       =============

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